Exhibit 99.1

FOR IMMEDIATE RELEASE

Tom Hough Elected to Equifax Board of Directors

ATLANTA, GA, September 19, 2016 –Equifax Inc. (NYSE:EFX) today announced that G. Thomas Hough has been elected to the Board of the Directors effective October 1, 2016. He will also serve on the Board’s Audit and Technology Committees. Following Mr. Hough’s election, the Equifax Board will consist of 11 directors, including 10 independent directors. The election of Mr. Hough is part of the Company’s normal succession planning process in connection with the scheduled retirement of three independent directors over the next two years.

Mr. Hough is the retired Americas Vice Chair of Ernst & Young LLP. Based in New York, he was Vice Chair of Assurance Services of Ernst & Young from 2009 to July 2014, and Americas Vice Chair until his retirement in September 2014. Mr. Hough joined Ernst & Young in 1978 and became a partner in 1987. During his career at Ernst & Young, he led various teams across the firm, including serving as Vice Chair and Southeast Area Managing Partner from 2000 to 2009 and Vice Chair of Human Resources from 1996 to 2000. He currently serves as a director of Publix Super Markets, Inc. and a trustee of the Federated Fund Family. He is also active in a number of civic organizations, including serving as a member of the Executive Committee of the United States Golf Association and a member of the Business School Board of Visitors of the University of Alabama and Wake Forest University.

“Tom Hough is an exceptional addition to our Board,” said Equifax Chairman and Chief Executive Officer Richard F. Smith. “He brings invaluable experience in accounting, finance, and corporate governance. His background in financial accounting and risk management, including leadership experience at a major international accounting firm, is of particular importance to our Board.”

Mr. Hough graduated summa cum laude with a B.S. in Accounting and an M.A. in Accounting with honors from the University of Alabama.

About Equifax

Equifax powers the financial future of individuals and organizations around the world. Using the combined strength of unique trusted data, technology and innovative analytics, Equifax has grown from a consumer credit company into a leading provider of insights and knowledge that helps its customers make informed decisions. The company organizes, assimilates and analyzes data on more than 820 million consumers and more than 91 million businesses worldwide, and its databases include employee data contributed from more than 5,000 employers.

Headquartered in Atlanta, Ga., Equifax operates or has investments in 24 countries in North America, Central and South America, Europe and the Asia Pacific region. It is a member of Standard & Poor’s (S&P) 500® Index, and its common stock is traded on the New York Stock Exchange (NYSE) under the symbol EFX. Equifax employs approximately 9,200 employees worldwide.

Some noteworthy achievements for the company include: Ranked 13 on the American Banker FinTech Forward list (2015); named a Top Technology Provider on the FinTech 100 list (2004-2015); named an InformationWeek Elite 100 Winner (2014-2015); named a Top Workplace by Atlanta Journal Constitution (2013-2015); named one of Fortune’s World’s Most Admired Companies (2011-2015); named one of Forbes’ World’s 100 Most Innovative Companies (2015). For more information, visit www.equifax.com.

FOR MORE INFORMATION

1550 Peachtree Street, NE

Atlanta, Georgia 30309

Marisa Salcines

Media Relations

678-795-7286

Marisa.Salcines@equifax.com